Filed under Rule 424(b)(2), Registration Statement No. 333-218881

Preliminary Pricing Supplement No. 8 - Dated Monday, November 6, 2017 (To: Prospectus dated June 21, 2017)

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Guarantor
37046AAP0	100%	1.250%	[]	[]	Fixed	2.850%	SEMI-ANNUAL	11/20/2022	05/20/2018	$14.57	Yes	Senior Unsecured Notes	AmeriCredit Financial Services, Inc.

Redemption Information: **Callable at 100% on 10/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.**

GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 11/20/2018 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Guarantor
37046AAQ8	100%	1.800%	[]	[]	Fixed	3.900%	SEMI-ANNUAL	11/20/2027	05/20/2018	$19.93	Yes	Senior Unsecured Notes	AmeriCredit Financial Services, Inc.

Redemption Information: **Callable at 100% on 10/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.**

GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 11/20/2018 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

GM FINANCIAL

General Motors Financial Company, Inc.

Offering Dates: Monday, November 6, 2017 through Monday, November 13, 2017

Trade Date: Monday, November 13, 2017 @ 12:00 PM ET

Settlement Date: Thursday, November 16, 2017

Minimum Denomination/Increments: $1,000/$1,000

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number: 0235 via RBC Dain Rauscher Inc.

Purchasing Agent: Incapital LLC

Agents: BofA Merrill Lynch, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.

General Motors Financial Company, Inc.

GM Financial Term Notes

Prospectus dated June 21, 2017